EXHIBIT 23.1



  Consent of Independent Registered Public Accounting Firm



To the Board of Directors
Bach-Hauser, Inc.


We consent to the incorporation by reference in the Registration Statement of Bach-Hauser, Inc., on Form S-8 to be filed with the Commission on or about October 1, 2004 of our Independent Auditors' Report dated March 5, 2004 covering the financial statements of Bach-Hauser, Inc. for the years ended December 31, 2003 and 2002, which is in its Form 10-KSB for the fiscal year ended December 31, 2003.


/s/ Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUNTANTS



Santa Monica, California
October 1, 2004